Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Adopts Shareholder Rights Plan

Tampa, Fla. – Oct. 18, 2013 – HCI Group, Inc. (NYSE:HCI) has adopted a five-year shareholder rights plan. The company’s board of directors effected the rights plan by declaring a dividend distribution of one preferred share purchase right for each outstanding share of common stock. The rights are to be distributed to shareholders of record at the close of business on Nov. 15, 2013.

Initially, the rights will automatically attach to the shares of common stock, trade together with those shares and be represented by the certificates representing the common stock. If the rights become exercisable, each right entitles the holder to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment as provided in the rights plan. The rights distribution is not taxable to shareholders. Shareholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates (or, in the case of shares reflected on the direct registration system, by the notations in the book-entry account system of the transfer agent for the shares) will represent both shares of the company’s common stock and the rights.

HCI’s rights plan is similar to plans adopted by numerous other publicly held companies. Under the plan, the rights become exercisable only in the event any person or group beneficially acquires 10% or more of HCI’s common stock in a transaction not approved by the company’s board of directors or if a tender or exchange offer by any person or group is first published, sent or given that would result in ownership of 10% or more of HCI Group’s common stock. The rights will expire on Oct. 18, 2018.

HCI’s board of directors adopted the rights plan to ensure implementation of the company’s long-term business plans, including maximization of the long-term value of its tangible and intangible assets for the benefit of shareholders and promote fair and equal treatment of the company’s shareholders in connection with any initiative to acquire control of the company through the purchase of a significant percentage of HCI’s outstanding common shares.

The board adopted the rights plan following evaluation and consultation with outside financial and legal experts. The plan is not intended to prevent or deter take-over bids that offer fair treatment and value to all shareholders. Rather, the plan seeks to provide shareholders with adequate time to properly assess a take-over bid without undue pressure and provide the board with adequate time to fully assess an unsolicited take-over bid, to allow competing bids to emerge, and, if applicable, to explore other alternatives to a take-over bid, all with the objective of maximizing shareholder value.

The board did not adopt the plan in response to any proposal to acquire control of the company.

In addition to the rights plan, any prospective acquirer would be subject to limitations contained within Florida Business Corporation Act and the Florida Insurance Code.

Further details about the rights plan will be provided in a Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements, including statements about the company’s strategic business plans and the intended effect of the rights plan, are not guarantees of future results and conditions and are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President, Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com